Exhibit 99.1

Tower Group Provides Update on Merger Status and Announces Filing of 2012 Form 10-Q/As

NEW YORK--(BUSINESS WIRE)--January 16, 2013--Tower Group announced today that it has received all required insurance regulatory approvals for its merger agreement with Canopius Holdings Bermuda Limited (CHBL). Tower Group also announced today that it is restating its reports issued on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012. During the review by the Securities and Exchange Commission (SEC) of the CHBL Form S-4, in connection with the previously announced merger between Tower and the Bermuda reinsurance operations of Canopius Group Ltd., Tower determined that a $3.1 million deferred tax item that had been recorded as a reduction to tax expense and disclosed in Tower’s report on Form 10-Q for the period ended March 31, 2012 should more appropriately be recorded as a reduction to goodwill. Tower has made this change and has also recorded into the periods in which they originated other immaterial adjustments that were initially recorded in the periods in which they were identified. In addition, Tower also recorded adjustments affecting the net income of the reciprocal businesses which did not affect earnings per share or book value per share for Tower’s common shareholders, because the reciprocal businesses are consolidated with Tower but are not included in net income attributable to Tower Group, Inc. or in Tower Group, Inc. stockholders’ equity. As a result of these immaterial adjustments, Tower is also revising its Form 10-K for the year ended December 31, 2011. Below is a summary of the impact of the adjustments on various shareholder measures:

($ in thousands, except per share data)
		9/30/12 Year to date
	As reported		As restated
Tower Group, Inc. Stockholders' Equity	$1,054,981		$1,051,473
Per Share	$27.49		$27.40
Tower Group, Inc. Tangible Equity (1)	$703,072		$704,119
Per Share	$18.32		$18.35
Net Income Attributable to Tower Group, Inc.	$27,150		$23,985
Per Share - diluted	$0.70		$0.62
Operating Income (1)	$30,242		$27,077
Per Share - diluted	$0.78		$0.69
Operating Return on Average Equity (1)	3.9%		3.5%

		Year ended 12/31/11
	As reported		As revised
Tower Group, Inc. Stockholders' Equity	$1,034,142		$1,033,799
Per Share	$26.37		$26.36
Tower Group, Inc. Tangible Equity (1)	$673,958		$678,170
Per Share	$17.18		$17.29
Net Income Attributable to Tower Group, Inc.	$60,198		$60,481
Per Share - diluted	$1.47		$1.48
Operating Income (1)	$56,048		$56,331
Per Share - diluted	$1.37		$1.38
Operating Return on Average Equity (1)	5.4%		5.4%

		Year ended 12/31/10
	As reported		As revised
Tower Group, Inc. Stockholders' Equity	$1,045,001		$1,042,962
Per Share	$25.19		$25.14
Tower Group, Inc. Tangible Equity (1)	$676,582		$679,098
Per Share	$16.31		$16.37
Net Income Attributable to Tower Group, Inc.	$103,890		$106,356
Per Share - diluted	$2.38		$2.44
Operating Income (1)	$97,155		$98,861
Per Share - diluted	$2.23		$2.26
Operating Return on Average Equity (1)	9.4%		9.5%

		Year ended 12/31/09
	As reported		As revised
Net Income Attributable to Tower Group, Inc.	$96,798		$94,724
Per Share - diluted	$2.45		$2.39
Operating Income (1)	$107,288		$105,975
Per Share - diluted	$2.71		$2.68
Operating Return on Average Equity (1)	14.0%		13.9%

Tower expects to have such revised reports filed with the SEC on or about January 17, 2013.

About Tower Group, Inc.

Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries.

Our Commercial Insurance Segment offers a broad range of commercial lines property and casualty insurance products to small to mid-sized businesses distributed through a network of retail, wholesale and program underwriting agents on both an admitted and non-admitted basis. This segment also provides reinsurance, primarily on a quota share basis, to other insurance providers.

Our Personal Insurance Segment offers a broad range of personal lines property and casualty insurance products to individuals distributed through a network of retail and wholesale agents.

Our Insurance Services Segment provides underwriting, claims and reinsurance brokerage services to insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate," "believe" and "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower's filings with the SEC, including among others Tower's Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings on Form 10-Q, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information visit Tower’s website at http://www.twrgrp.com/

Reconciliation of non-GAAP financial measures:
($ in thousands)

	9/30/12 Year to date		Year ended 12/31/11		Year ended 12/31/10
	As reported	As restated	As reported	As restated	As reported	As restated
Tower Group, Inc. Stockholders' Equity	$1,054,981	$1,051,473	$1,034,142	$1,033,799	$1,045,001	$1,042,962
Less Tower goodwill and intangible assets	(351,909)	(347,354)	(360,184)	(355,629)	(368,419)	(363,864)
Tower Group, Inc. Tangible Equity	$703,072	$704,119	$673,958	$678,170	$676,582	$679,098
							Year ended 12/31/09
							As reported	As restated
Net Income Attributable to Tower Group, Inc.	$27,150	$23,985	$60,198	$60,481	$103,890	$106,356	$96,798	$94,724
Net realized (gains) losses on investments	(1,108)	(1,108)	(6,980)	(6,980)	(13,740)	(14,910)	(1,501)	(331)
Acquisition-related transaction costs	4,661	4,661	360	360	2,369	2,369	14,038	14,038
Income tax	(461)	(461)	2,470	2,470	4,636	5,046	(2,017)	(2,456)
Operating Income	$30,242	$27,077	$56,048	$56,331	$97,155	$98,861	$107,288	$105,975
Notes on non-GAAP financial measures:

(1) Operating income excludes realized gains and losses, acquisition-related transaction costs and the results of the reciprocal business, net of tax. Tangible equity excludes goodwill and intangible assets. Operating income and tangible equity are common measurements for property and casualty insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. Additionally, these measures are a key internal management performance standard. Operating income per share is operating income divided by diluted weighted average shares outstanding. Operating return on equity is annualized operating income divided by average common stockholders' equity.

CONTACT:
Tower Group, Inc.
Bill Hitselberger
Executive Vice President and Chief Financial Officer
212-655-2110
bhitselberger@twrgrp.com